UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________________

FORM 8−K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2019

Morgan Stanley

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(Exact name of Registrant as specified in its charter)

Delaware	1−11758	36−3145972
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1585 Broadway, New York, New York 10036

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(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:     (212) 761−4000

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Morgan Stanley (the “Firm”) today announced that the Compensation, Management Development and Succession Committee of the Firm’s Board of Directors (the “Compensation Committee”) has determined in consultation with the Firm’s Board of Directors the 2018 compensation for James P. Gorman, Chairman and Chief Executive Officer of the Firm.

The Compensation Committee based its decision on its assessment of Mr. Gorman’s outstanding individual performance through the Firm’s continued execution of its long-term strategic objectives and the Firm’s strong financial performance for 2018. The Compensation Committee also noted Mr. Gorman’s overall leadership with respect to Firm culture, and among clients, shareholders, regulators and employees. Under Mr. Gorman’s leadership, for 2018, the Firm achieved record revenues and earnings, with net revenues of $40.1 billion compared with $37.9 billion a year ago1, pre-tax income2 of $11.2 billion compared with $10.4 billion a year ago1 and net income of $8.8 billion compared with $6.1 billion a year ago.1 Combined with continued expense discipline, the Firm delivered higher annual returns producing a return on average common equity of 11.8%3, up significantly from 8.0% last year3 and within the Firm’s 2018–2019 strategic objective of 10%–13%3, and return on average tangible common equity of 13.5%3, within the Firm’s 2018–2019 strategic objective of 11.5%–14.5%.3

Mr. Gorman’s 2018 compensation is comprised of four parts: a base salary of $1.5 million; a cash bonus of $6.875 million; a deferred equity award of $6.875 million; and a performance-vested equity award of $13.75 million that converts to shares only if the Firm meets predetermined performance goals with respect to (a) average Firm return on equity and (b) relative total shareholder return over the three-year performance period. The Compensation Committee increased the return on equity goals of the performance-vested equity award from 10% to 11% to earn this portion of the award, from 11.5% to 12.5% to earn a maximum payout of 1.5 times this portion of the award, and from less than 5% to less than 6% for cancellation of this portion of the award without payout.

Consistent with previous years, 75% of Mr. Gorman’s incentive compensation is deferred over three years and is subject to clawback. For 2018, 100% of Mr. Gorman’s deferred incentive compensation is delivered in the form of equity awards, an increased proportion from prior years, further aligning his compensation with shareholders’ interests.

1Reflects full year results for 2018 and 2017. See page 4 of Exhibit 99.1 to the Firm’s Current Report on Form 8-K dated January 17, 2019, filed with the Securities and Exchange Commission, containing the Firm’s earnings press release for the quarter ended December 31, 2018 (the “Earnings Form 8-K”).

2Pre-tax income represents income (loss) from continuing operations before taxes.

3The Firm’s strategic objectives for return on average common equity (“ROE”) and return on average tangible common equity (“ROTCE”) were determined excluding intermittent discrete tax items. ROE, excluding intermittent discrete tax items was 11.5% for 2018 and 9.4% for 2017, and ROTCE excluding intermittent discrete tax items was 13.2% for 2018. ROE and ROTCE measures both reported and excluding intermittent discrete tax benefits are non-GAAP financial measures. For further discussion, see page 1, and the related endnotes thereto, of Exhibit 99.2 to the Firm’s Earnings Form 8-K, which contains the Firm’s Quarterly Financial Supplement - 4Q 2018.

Additional important information about the Registrant’s incentive compensation programs and governance, including an explanation of all material elements of the compensation for Mr. Gorman and the other named executive officers, will be presented in the Registrant’s proxy statement for the 2019 annual meeting of stockholders, expected to be filed with the Securities and Exchange Commission in April 2019.

The information provided herein may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included herein or in the Firm’s Earnings Form 8-K.

This Report on Form 8-K may contain forward-looking statements including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2017 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:   January 18, 2019

MORGAN STANLEY (Registrant)
By:	/s/ Martin M. Cohen
Name: Martin M. Cohen Title: Corporate Secretary